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                                                                 EXHIBIT 99.1



CONTACT:  Alex Fudukidis                          Carol Hess
          Corporate & Investor Relations          Investor Relations
          Ruder Finn, Inc.                        NeoTherapeutics, Inc.
          (212) 583-2746                          (949) 788-6700

          Erika Freed
          Media Relations
          Ruder Finn, Inc.
          (212) 715-1673

                                                       FOR IMMEDIATE RELEASE


                    NEOTHERAPEUTICS' LEAD COMPOUND DEMONSTRATES
                             NERVE REGENERATION PROCESS

         Production of Nerve Growth Factors Leads to Functional Improvement
            in the Brain Which May Provide Therapeutic Benefit in Battle
                         Against Neurodegenerative Diseases


IRVINE, CA, JULY 27, 1998 -- NeoTherapeutics, Inc. (Nasdaq: NEOT, NEOTW) announced today that tests with its lead compound, NEOTROFIN-TM- (AIT-082, leteprinim potassium), have demonstrated that the drug enhances all the stages required to complete the nerve regeneration process. This process starts with stimulating genes to produce nerve growth factors and leads to functional improvement in the brain. NEOTROFIN-TM- is currently in Phase II clinical trials for the treatment of Alzheimer's disease.

At the XIII International Congress of Pharmacology, in Munich, Germany, Dr. Alvin J. Glasky, NeoTherapeutics' President, CEO and Director of Research, reported that, in animals, NEOTROFIN-TM- causes nerves to regenerate after they have been destroyed under conditions similar to those that occur in brain injury and stroke. New nerve sprouting was seen in nerve cells within hours in tissue culture and after only four days of treatment with NEOTROFIN-TM- in animals after brain damage.

It was further reported that NEOTROFIN-TM- appears to work by "turning on" or stimulating the genes that are involved in the natural repair of the brain and spinal cord. In animal studies, evidence of increased gene expression occurs within 15 minutes after administration of the drug. This increase continues for many hours after the drug has been eliminated from the body. The enhanced gene function causes a cascade of beneficial biological effects involving increased specific mRNA and neurotrophic factor proteins in brain cells and is followed by nerve regeneration and improved memory function.

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NeoTherapeutics' Lead Compound Demonstrates
Nerve Regeneration Process
July 27, 1998
Page Two


Dr. Glasky stated that "Scientists at NeoTherapeutics, together with our collaborators from the United States, Canada and Europe, have demonstrated in different experimental tests that NEOTROFIN-TM- can turn on the production of several specific natural growth factors, called neurotrophins, in the brain and spinal cord of animals. The consequences of the production of these growth factors are the protection of nerves from injury, nerve regeneration and improved functioning. NEOTROFIN-TM- clearly has demonstrated unique properties which should continue to validate the use of this drug in neurodegenerative diseases."

"In our clinical testing program, we currently have a Phase II efficacy study in progress in mild to moderately affected Alzheimer's patients. We believe that NEOTROFIN-TM- is the first drug that has been shown to turn on specific genes in nerve cells to produce the natural neurotrophic factors necessary to cause nerve regeneration. These results indicate that NEOTROFIN-TM- may provide therapeutic benefit in several different neurodegenerative diseases such as Alzheimer's disease, spinal cord injury and stroke" concluded Dr. Glasky.

NeoTherapeutics is engaged in the discovery and development of drugs that act on the central nervous system to repair nerve cells and treat neurodegenerative diseases such as Alzheimer's disease, spinal cord injury, Parkinson's disease and stroke as well as other neurological conditions such as migraine. NeoTherapeutics' compounds are orally administered and based upon patented technologies. AIT-082 (NEOTROFIN-TM-) is currently in human clinical trials for the treatment of Alzheimer's disease. For additional company information, visit the NeoTherapeutics website at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the biological activity, side effect profile and efficacy of NEOTROFIN-TM-, the early stage of product development, the potential need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.



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